Exhibit 23.4

May 8, 2009

Ladies and Gentlemen:

We hereby consent to the use of our name “Beijing Kang Da Law Firm” (or “Kang Da” as its abbreviation) under the captions “Risk Factors”, “Regulation”, “Enforceability of Civil Liabilities”, “Our Corporate Structure” and “Legal Matters” in the prospectus included in the registration statement on Form S-1, originally filed by Tri-Tech Holdings, Inc. on April 3, 2009 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.